Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of GD Culture Group Limited (the “Company”) of our report dated April 2, 2024, relating to the consolidated balance sheet of the Company and its subsidiaries as of December 31, 2023 and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes, included in GD Culture Group Limited’s Annual Report on Form 10-K, filed with SEC on April 2, 2024.

We also consent to the reference of HTL International, LLC, as an independent registered public accounting firm, as experts in matters of accounting and auditing.

/s/ HTL International, LLC

HTL International, LLC
Houston, Texas

May 6, 2024